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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                               AMIS HOLDINGS, INC.

         AMIS HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware ("DELAWARE LAW"), and originally incorporated in Delaware on June 8, 1988 (the "COMPANY"), does hereby certify as follows:

                  FIRST: The following amendment (the "AMENDMENT") to the Company's Amended and Restated Certificate of Incorporation (the "CERTIFICATE") has been duly adopted by the Company's Board of Directors in accordance with the provisions of Section 242 of Delaware Law.

                  SECOND: The following Amendment to the Company's Certificate has been duly approved by the written consent of a majority of the stockholders of the Company in accordance with the provisions of Sections 228 and 242 of Delaware Law

                  THIRD: Section 4.01 of the Certificate, relating to the capitalization of the Company, are amended to read in their entirety as follows:

                                    ARTICLE 4

                  "Section 4.01. Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, "Class A Common Stock", "Class B Common Stock" and "Preferred Stock." The total number of shares of capital stock that the Corporation is authorized to issue is 350,000,000.

                  (a) Class A Common Stock. The total number of shares of Class A Common Stock, $.01 par value (the "CLASS A COMMON STOCK"), that the Corporation is authorized to issue is 150,000,000.

                  (b) Class B Common Stock. The total number of shares of Class B Common Stock, $.01 par value (the "CLASS B COMMON STOCK"), that the Corporation is authorized to issue is 150,000,000.

                  Every three shares of Class A Common Stock, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the time this amendment becomes effective, shall be and is hereby automatically reclassified and

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         changed into one fully-paid and non assessable share of Class A Common
         Stock and every three shares of Class B Common Stock, either issued and outstanding or held by the Corporation as treasury stock immediately prior to the time this amendment becomes effective, shall be and is hereby automatically reclassified and changed into one fully-paid and non assessable share of Class B Common Stock (the "REVERSE STOCK SPLIT"). No fractional shares shall be issued in connection with the Reverse Stock Split; all shares of Class A Common Stock held by a stockholder will be aggregated subsequent to the Reverse Stock Split and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share and all shares of Class B Common Stock held by a stockholder will be aggregated subsequent to the Reverse Stock Split and each fractional share resulting from such aggregation shall be rounded up to the nearest whole share.

                  (c) Preferred Stock. The total number of shares of Preferred Stock, $.01 par value, that the Corporation is authorized to issue is 50,000,000, of which (i) 20,000,000 are designated "Series A Senior Preferred Stock" (referred to herein as the "SENIOR PREFERRED STOCK"), (ii) 20,000,000 are designated "Series B Junior Preferred Stock" (referred to herein as the "JUNIOR PREFERRED STOCK") and (iii) 10,000,000 are undesignated.

         The Board of Directors is hereby empowered to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by the General Corporation Law of the State of Delaware, as amended from time to time.

         Subject to Section 4.04(E)(5) and 4.05(C), the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock irrespective of the provisions of
Section 242(b)(2) of Delaware Law or any corresponding provision hereafter enacted.

         The Class A Common Stock and the Class B Common Stock are referred to collectively herein as the "COMMON STOCK". The Senior Preferred Stock and the Junior Preferred Stock are referred to collectively herein as the "PREFERRED STOCK"."

                               [Signature Follows]

                                       2
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         IN WITNESS WHEREOF, the Company has caused this Certificate to be signed and attested by its duly authorized officer this 4th day of September, 2003.

                                       AMIS HOLDINGS, INC.

                                       By:_______________________
                                          Name: Brent Jensen
                                          Title: Secretary